February 10, 2011

ECOtality, Inc.
Four Embarcadero Center, Suite 3720
San Francisco, California  94111

Ladies and Gentlemen:

We have acted as special counsel to ECOtality, Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (the “Registration Statement”) of up to 3,645,834 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 2,604,167 shares of Common Stock that have been issued (the “Issued Shares”) in connection with that certain Securities Purchase Agreement, dated as of January 10, 2011 (the “Purchase Agreement”), by and between the Company and ABB Technology Ventures Ltd. (the “Selling Stockholder”), and (ii) up to 1,041,667 shares of Common Stock issuable to the Selling Stockholder (the “Issuable Shares”) upon the exercise of a certain Common Stock Warrant, dated January 13, 2011 (the “Warrant”), which was issued in connection with the Purchase Agreement.

In connection with this opinion, we have examined originals or copies of the following documents:

(a)           the Company’s Amended and Restated Articles of Incorporation (the “Articles”);

(b)           the Certificate of Designations for the Company’s Series A Convertible Preferred Stock (together with the Articles, the “Charter”);

(c)           the Amended and Restated By-laws of the Company (the “Bylaws”);

(d)           minutes and records of the corporate proceedings of the Company with respect to the issuance of the Common Stock and the Warrant;

(e)           the Purchase Agreement;

(f)           the Investor Rights Agreement, dated as of January 13, 2011, as amended and restated on February 10, 2011, by and between the Company and the Selling Stockholder (the “Investor Rights Agreement”);

February 10, 2011

(g)           the Warrant;

(h)           the Registration Statement; and

(i)           such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

This opinion is based entirely on our review of the documents listed in the preceding paragraph and upon the certificate of an officer of the Company referenced in the next paragraph of this opinion, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.  In rendering the opinion expressed below, we have assumed the genuineness of all signatures on all documents that we examined, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) material to this opinion and as to the content and form of the Charter, Bylaws, Purchase Agreement, Warrant, Investor Rights Agreement, minutes, records, resolutions and other documents or writings of the Company, its board of directors or its stockholders, we have relied entirely upon a certificate of an officer of the Company and have assumed, without independent inquiry, the accuracy of such certificate.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the Nevada General Corporation Law (the “Nevada GCL”), and we express no opinion with respect to any other laws.  We note that we are authorized and licensed to practice law only in the State of California.  To the extent our opinion involves the Nevada GCL, we have conducted, to the extent we deem necessary, reasonable inquiry and examination of the Nevada GCL and have relied upon standard compilations of such statute.  Our opinion is based on these laws as in effect on the effective date of the Registration Statement and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention with respect to the matters discussed herein, including any changes in applicable law which may hereafter occur.

Based upon and subject to the foregoing, we are of the opinion that:  (i) the Issued Shares have been validly issued and are fully paid and nonassessable; and (ii) the Issuable Shares, when issued, paid for, sold and delivered in accordance with the Warrant, and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

February 10, 2011

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Farella Braun + Martel LLP FARELLA BRAUN + MARTEL LLP